Exhibit 99.1

IAC REPORTS Q4 RESULTS

NEW YORK— February 3, 2009—IAC (Nasdaq: IACI) released fourth quarter 2008 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q4 2008	Q4 2007	Growth	FY 2008	FY 2007	Growth
Revenue	$351.0	$378.9	-7%	$1,445.1	$1,332.6	8%

Operating Income Before Amortization	28.1	13.1	115%	100.1	80.5	24%
Adjusted Net Income	249.6	5.2	4718%	265.5	69.9	280%
Adjusted EPS	1.69	0.03	4778%	1.80	0.46	294%

Operating Loss	(21.8)	(34.2)	36%	(62.0)	(78.5)	21%
Net Income (Loss)	227.4	(369.9)	NM	(156.2)	(144.1)	-8%
GAAP Diluted EPS	1.57	(2.53)	NM	(1.08)	(1.01)	-8%

See reconciliation of GAAP to non-GAAP measures beginning on page 9.

Information Regarding the Results:

•                  Q4 Operating Income Before Amortization grew 64%, excluding $4.1 million in spin-off expenses in the prior year period.

•                  The sale of our investment in Jupiter Shop Channel on December 8, 2008 benefited Net Income and Adjusted Net Income by $242.5 million and GAAP EPS and Adjusted EPS by $1.67 and $1.64, respectively.

•                  Q4 Net Income includes a $26.4 million write-down of our investment portfolio, reflecting:

•                  A $7.6 million write-down of our investment in Arcandor AG which impacted GAAP EPS by $0.05. The write down of Arcandor AG did not impact Adjusted Net Income or Adjusted EPS.

•                  An $18.8 million write-down on other investments impacting both GAAP EPS and Adjusted EPS by $0.13.

•                  Q4 Net Income also includes $10.3 million in goodwill and intangible asset impairment charges which impacted GAAP EPS by $0.07. These charges did not impact Adjusted Net Income or Adjusted EPS.

•                  Free Cash Flow for the twelve months of 2008 was $44.4 million, up $143.9 million over the prior year, while cash flow from operating activities attributable to continuing operations increased by $134.2 million over the prior year to $107.7 million.

Principal Areas of Focus:

•                  Search: Relaunched Ask.com in October 2008 and in January 2009 became the official search engine of NASCAR, the second most watched sport in the US with an audience of approximately 75 million. Today, Ask.com announced a partnership with Symantec, the market leader in online security, to power search for the new Norton “Safe Web” product.

•                  Local: Grew the number of local merchants, users and user reviews strongly in Q4. Relaunched Citysearch in beta in November to positive early results including increased registrations and page views. Citysearch’s iPhone application was downloaded over 100,000 times. ServiceMagic completed an investment in Zip Express on November 20.

•                  Personals: Match.com worldwide subscribers grew 5% in Q4 and achieved its highest paid member count ever during the quarter. Subscriptions to Match Mobile, launched late in 2007, continue to grow strongly.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q4 2008	Q4 2007	Growth
	$ in millions
Revenue
Media & Advertising	$183.7	$226.6	-19%
Match	88.1	90.6	-3%
ServiceMagic	25.3	21.9	15%
Emerging Businesses	54.6	46.0	19%
Intercompany Elimination	(0.8)	(6.3)	88%
	$351.0	$378.9	-7%
Operating Income Before Amortization
Media & Advertising	$27.4	$31.4	-13%
Match	28.0	20.9	34%
ServiceMagic	2.0	2.0	-1%
Emerging Businesses	(13.8)	(7.9)	-73%
Corporate	(15.5)	(33.2)	53%
	$28.1	$13.1	115%
Operating (Loss) Income
Media & Advertising	$7.6	$14.4	-47%
Match	24.8	16.2	53%
ServiceMagic	1.4	1.5	-9%
Emerging Businesses	(30.1)	(12.4)	-144%
Corporate	(25.3)	(53.9)	53%
	$(21.8)	$(34.2)	36%

Media & Advertising

Media & Advertising consists of proprietary search properties such as Ask.com, Fun Web Products, and Dictionary.com, and our proprietary local site, Citysearch, and network properties which include distributed search, sponsored listings and toolbars. Proprietary revenue now represents 70.8% of total Media & Advertising revenue, versus 52.1% in the prior year period.

Media & Advertising revenue reflects a sharp decline in network revenue, resulting from the de-emphasis of relationships with certain partners during 2008 in conjunction with the renewed partnership with Google. Revenue declines also reflect fewer queries across proprietary properties, particularly at Ask.com and Fun Web Products, partially offset by the inclusion of Dictionary.com (acquired July 3, 2008). Revenue declines were also mitigated by overall growth in revenue per query across proprietary properties, due to improved economics associated with the renewed Google partnership, and growth from the Ask toolbar business, which continues to add partners and queries. Query declines at Ask.com reflect significantly lower marketing spend in the period, while revenue per query declines reflect fewer clicks per visit as users find what they are searching for sooner due to the relaunched site’s improved user experience. Citysearch grew revenue slightly during the quarter while users, user reviews and the number of locations containing Citysearch’s editorial voice continued to grow.

Media & Advertising profit declines reflect lower revenue, partially offset by a reduction in marketing spend at Ask.com and a shift in revenues from network to higher margin proprietary properties. Operating income in the current year was negatively impacted by a $9.2 million impairment charge related to intangible assets, reflecting a decline in the performance of our Excite, iWon and MyWay portals businesses, partially offset by a decrease of $5.9 million in amortization of non-cash marketing.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Match

Revenue declines reflect a 21% decrease in revenue per subscriber in international markets, due primarily to the unfavorable impact of foreign exchange rates. Excluding the impact of foreign exchange rates, revenue grew 1% as international revenue declines were offset by a 6% and 1% increase in North American subscribers and revenue per subscriber, respectively, due in part to continuing improvements in the site’s features and functionality. Operating Income Before Amortization growth reflects lower customer acquisition costs as a percentage of revenue, due to a shift in the timing of marketing spend to Q4 in the prior year period and lower partner related costs in the current period. Operating income further benefited from a decrease in amortization of non-cash marketing and intangibles of $0.8 million and $0.6 million, respectively.

ServiceMagic

ServiceMagic revenue benefited from an increase in active service providers and an 18% increase in service requests driven by increased marketing efforts. Operating Income Before Amortization slight declines reflect increased marketing costs and higher operating expenses primarily associated with the expansion of the sales force. Revenue and profits were also impacted by slower growth from higher margin discretionary home repair and improvement requests, which we believe is due, in part, to the general economic slowdown. Operating income was impacted by higher non-cash compensation expense.

Emerging Businesses

Emerging Businesses include Shoebuy, Pronto.com, Gifts.com, InstantAction.com, Connected Ventures, RushmoreDrive.com, Life123.com and The Daily Beast. Revenue for the period primarily reflects strong growth at Pronto.com, driven primarily by continued improvements in customer acquisition and monetization. Operating Income Before Amortization declines are due primarily to investment in The Daily Beast, which was not in the year ago figures, as well as InstantAction.com, partially offset by profit growth at Pronto.com. Operating loss was also impacted in Q4 2008 by a $15.0 million impairment charge related to the goodwill and intangible assets of Connected Ventures, partially offset by a decrease in amortization of non-cash marketing of $1.9 million and a decrease in amortization of intangibles of $1.1 million, excluding the impairment charge.

Corporate

Corporate expense for the prior year period included $4.1 million in expenses related to the spin-offs and $2.7 million in additional payroll taxes paid related to the exercise of options during the quarter. Corporate expense in the current year period benefited from a reduction in insurance reserves due to favorable loss experience, lower professional fees, payroll expense and depreciation. Operating loss was also impacted by a decrease of $10.9 million in non-cash compensation expense, due in part, to the reversal of the cumulative expense related to performance-based RSUs which are not probable of vesting.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER ITEMS

The sale of our investment in Jupiter Shop Channel on December 8, 2008 for $493 million resulted in a pre-tax gain of $352 million, which is reflected within Q4 other income (expense) as a gain on sale of long-term investments.

During Q4 2008, the Company concluded the decline in the value of its 5.5 million shares of Arcandor AG, received in connection with the sale of HSE24, was other than temporary and thus recorded a $34.1 million impairment charge to write down the value of that investment, which is reflected in other (expense) income. Q4 2007 includes a gain of $16.4 million related to the increase in the value of the derivative asset received in connection with the sale of HSE24; there was no net change in the value of this asset in Q4 2008 and its carrying value was $57.2 million at December 31, 2008. Q4 2008 other income (expense) also includes an $18.8 million impairment charge related to certain investments which the Company has determined to be other than temporarily impaired.

The effective tax rates for continuing operations and Adjusted Net Income in Q4 2008 were 23% and 32%, respectively. These effective tax rates were lower than the statutory rate of 35% due principally to foreign tax credits generated by the sale of Jupiter Shop Channel and foreign income taxed at lower rates, partially offset by an increase in valuation allowances on deferred tax assets related to other than temporary losses related to investments. The effective tax rate for continuing operations was additionally impacted by a decrease in the valuation allowance on the deferred tax asset related to the Arcandor impairment.  In Q4 2007, the Company recorded a tax benefit of $1.0 million on continuing operations pre-tax income of $1.2 million.  The effective tax rate for this benefit was greater than the statutory rate of 35% due principally to foreign tax credits from investments in unconsolidated subsidiaries, tax-exempt interest income and foreign income taxed at lower rates, partially offset by interest on tax reserves.  The effective tax rate for Adjusted Net Income in Q4 2007 was 63% and was higher than the statutory rate of 35% due principally to interest on tax reserves.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2008, IAC had approximately $1.9 billion in cash and marketable securities, and $95.8 million in long-term debt.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

		Avg.
		Strike /	As of
	Shares	Conversion	1/30/09	Dilution at:

Share Price			$14.70	$15.00	$20.00	$25.00	$30.00

Absolute Shares as of 1/30/09	140.9		140.9	140.9	140.9	140.9	140.9

RSUs and Other	4.5		4.6	4.5	4.3	4.1	4.0
Options	16.9	$20.87	0.0	0.0	0.0	1.8	3.2
Warrants *	39.2	$24.59	1.3	1.5	4.3	5.9	8.5

Total Treasury Method Dilution			5.9	6.1	8.5	11.8	15.6
% Dilution			4.0%	4.1%	5.7%	7.7%	10.0%
Total Treasury Method Diluted Shares Outstanding			146.8	147.0	149.5	152.7	156.6

*On February 4th, 2009 two tranches of warrants representing 20.8 million shares will expire. One of the tranches, representing 12.5 million shares, has an exercise price of $13.09 per share. The other tranche, representing 8.3 million shares, has an exercise price of $34.29 per share.

OPERATING METRICS

	Q4 2008	Q4 2007	Growth

MEDIA & ADVERTISING
Revenue by traffic source

Proprietary	70.8%	52.1%
Network	29.2%	47.9%

MATCH
Paid Subscribers (000s)	1,347.3	1,286.5	5%

SERVICEMAGIC
Service Requests (000s) (a)	852.7	720.7	18%
Accepts (000s) (b)	1,114.4	959.6	16%

(a)	Fully completed and submitted customer requests for service on ServiceMagic.
(b)	The number of times “Service Requests” are accepted by Service Professionals. A “Service Request” can be transmitted to and accepted by more than one Service Professional.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q4 financial results on Tuesday, February 3, 2009, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Service revenue	$326,495	$348,813	$1,337,043	$1,239,192
Product revenue	24,500	30,067	108,052	93,390
Revenue	350,995	378,880	1,445,095	1,332,582
Cost of sales-service revenue (exclusive of depreciation shown separately below)	97,463	144,767	439,008	489,414
Cost of sales-product revenue (exclusive of depreciation shown separately below)	22,557	20,503	79,184	64,907
Gross profit	230,975	213,610	926,903	778,261

Selling and marketing expense	105,574	108,493	433,332	391,522
General and administrative expense	65,164	84,109	343,504	273,551
Product development expense	23,535	13,251	65,457	46,428
Amortization of non-cash marketing	7,997	16,590	20,002	49,670
Depreciation	18,996	15,907	71,051	59,861
Amortization of intangibles	19,890	9,429	43,918	35,733
Goodwill impairment	11,600	—	11,600	—
Operating loss	(21,781)	(34,169)	(61,961)	(78,504)

Other income (expense):
Interest income	4,434	10,943	24,759	58,931
Interest expense	(1,498)	(14,378)	(32,364)	(59,054)
Equity in income of unconsolidated affiliates	1,267	5,809	16,640	22,352
Gain on sale of long-term investments	351,968	16,669	381,099	16,669
Other (expense) income	(47,978)	16,342	(234,690)	35,516
Total other income, net	308,193	35,385	155,444	74,414

Earnings (loss) from continuing operations before income taxes and minority interest	286,412	1,216	93,483	(4,090)
Income tax (provision) benefit	(65,876)	1,044	37,697	(2,321)
Minority interest in losses of consolidated subsidiaries	4,654	524	5,849	2,014
Earnings (loss) from continuing operations	225,190	2,784	137,029	(4,397)
Gain on sale of discontinued operations, net of tax	—	—	23,314	33,524
Income (loss) from discontinued operations, net of tax	2,227	(372,677)	(316,544)	(173,196)
Net earnings (loss) available to common shareholders	$227,417	$(369,893)	$(156,201)	$(144,069)

Earnings (loss) per share from continuing operations:
Basic earnings (loss) per share	$1.60	$0.02	$0.98	$(0.03)
Diluted earnings (loss) per share	$1.56	$0.02	$0.95	$(0.03)

Net earnings (loss) per share available to common shareholders:
Basic earnings (loss) per share	$1.62	$(2.61)	$(1.12)	$(1.01)
Diluted earnings (loss) per share	$1.57	$(2.53)	$(1.08)	$(1.01)

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS

Cash and cash equivalents	$1,744,994	$1,585,302
Marketable securities	125,592	326,788
Accounts receivable, net	98,402	116,670
Prepaid expenses and other current assets	217,798	377,443
Current assets of discontinued operations	—	1,020,034
Total current assets	2,186,786	3,426,237

Property and equipment, net	326,961	334,341
Goodwill	1,910,295	1,823,779
Intangible assets, net	386,756	401,915
Long-term investments	120,582	301,023
Other non-current assets	319,218	201,764
Non-current assets of discontinued operations	—	6,101,743
TOTAL ASSETS	$5,250,598	$12,590,802

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable, trade	$52,833	$41,957
Deferred revenue	50,886	48,110
Current maturities of long-term obligations	—	12,090
Accrued expenses and other current liabilities	182,285	366,769
Current liabilities of discontinued operations	—	1,265,307
Total current liabilities	286,004	1,734,233

Long-term obligations, net of current maturities	95,844	834,542
Income taxes payable	403,043	264,113
Other long-term liabilities	15,400	13,893
Non-current liabilities of discontinued operations	—	1,127,479
Minority interest	22,771	32,880

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	210	209
Class B convertible common stock	16	16
Additional paid-in capital	11,112,014	14,744,542
Retained earnings	227,445	567,820
Accumulated other comprehensive income	2,180	39,814
Treasury stock	(6,914,329)	(6,768,739)
Total shareholders’ equity	4,427,536	8,583,662
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,250,598	$12,590,802

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENT OF CASH FLOW

(unaudited; $ in thousands)

	Twelve Months Ended December 31,
	2008	2007

Cash flows from operating activities attributable to continuing operations:
Net loss available to common shareholders	$(156,201)	$(144,069)
Less: loss from discontinued operations, net of tax	293,230	139,672
Earnings (loss) from continuing operations	137,029	(4,397)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by (used in) operating activities attributable to continuing operations:
Depreciation	71,051	59,861
Amortization of intangibles	43,918	35,733
Goodwill impairment	11,600	—
Impairment of long-term investments	180,021	—
Non-cash compensation expense	86,539	73,585
Amortization of non-cash marketing	20,002	49,670
Deferred income taxes	(158,749)	(4,426)
Equity in income of unconsolidated affiliates	(16,640)	(22,352)
Loss on extinguishment of Senior Notes	63,218	—
Gain on sale of long-term investments	(381,099)	(16,669)
Net increase in the fair value of the derivatives created in the sale of HSE and the Expedia spin-off	(6,185)	(29,355)
Minority interest in losses of consolidated subsidiaries	(5,849)	(2,014)
Changes in current assets and liabilities:
Accounts receivable	7,653	(8,863)
Prepaid expenses and other current assets	(4,957)	(19,033)
Accounts payable and other current liabilities	(80,638)	51,861
Income taxes payable	119,495	(209,709)
Deferred revenue	6,422	5,148
Other, net	14,845	14,485
Net cash provided by (used in) operating activities attributable to continuing operations	107,676	(26,475)
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(148,631)	(45,894)
Capital expenditures	(65,554)	(112,901)
Proceeds from sales and maturities of marketable securities	356,252	1,367,178
Purchases of marketable securities	(169,958)	(783,783)
Proceeds from sales of long-term investments	549,305	125,592
Long-term investments	(67,936)	(229,954)
Proceeds from sales of discontinued operations	32,246	4,173
Net cash distribution from spun-off businesses	441,658	—
Other, net	42	12,984
Net cash provided by investing activities attributable to continuing operations	927,424	337,395
Cash flows from financing activities attributable to continuing operations:
Repurchase of Senior Notes	(519,944)	—
Principal payments on long-term obligations	(11)	(7,576)
Purchase of treasury stock	(145,590)	(542,946)
Issuance of common stock, net of withholding taxes	(10,564)	(64,194)
Excess tax benefits from stock-based awards	763	75,422
Collection of note receivable from key executive for common stock issuance	—	4,998
Other, net	1,230	779
Net cash used in financing activities attributable to continuing activities	(674,116)	(533,517)
Total cash provided by (used in) continuing operations	360,984	(222,597)
Net cash provided by operating activities attributable to discontinued operations	266,389	897,233
Net cash used in investing activities attributable to discontinued operations	(495,130)	(265,546)
Net cash provided by (used in) financing activities attributable to discontinued operations	50,484	(275,204)
Total cash (used in) provided by discontinued operations	(178,257)	356,483
Effect of exchange rate changes on cash and cash equivalents	(23,035)	23,276
Net increase in cash and cash equivalents	159,692	157,162
Cash and cash equivalents at beginning of period	1,585,302	1,428,140
Cash and cash equivalents at end of period	$1,744,994	$1,585,302

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Twelve Months Ended December 31,
	2008	2007
Net cash provided by (used in) operating activities attributable to continuing operations	$107.7	$(26.5)
Capital expenditures	(65.6)	(112.9)
Net tax payments related to the sale of certain businesses and investments	2.3	39.9
Free Cash Flow	$44.4	$(99.5)

For the twelve months ended December 31, 2008, consolidated Free Cash Flow increased by $143.9 million from the prior year period due principally to lower cash taxes paid and lower capital expenditures. Free Cash Flow in 2008 excludes cash tax payments related to the sale of the Company’s interests in Jupiter Shop Channel and HSE24 and cash tax refunds related to the sale of the Company’s interests in EPI and an internal restructuring. Free Cash Flow in 2007 excludes cash tax payments related to the sale of the Company’s interests in PRC and HSE24 and cash tax refunds related to the sale of the Company’s interests in VUE.  Free Cash Flow excludes these cash tax payments and refunds because the proceeds from these sales were not included in cash provided by operating activities.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Diluted earnings (loss) per share	$1.57	$(2.53)	$(1.08)	$(1.01)
GAAP diluted weighted average shares outstanding	144,793	146,393	143,976	142,843
Net earnings (loss) available to common shareholders	$227,417	$(369,893)	$(156,201)	$(144,069)
Non-cash compensation expense	10,365	21,225	86,539	73,585
Amortization of non-cash marketing	7,997	16,590	20,002	49,670
Amortization of intangibles	19,890	9,429	43,918	35,733
Goodwill impairment	11,600	—	11,600	—
Arcandor impairment	34,112	—	166,699	—
Net other income related to the fair value adjustment of derivatives created in the Expedia spin-off	—	(1,430)	(545)	(5,813)
Other income related to fair value adjustment of the derivative created in the sale of HSE24	—	(16,350)	(5,785)	(24,121)
Gain on sale of VUE interests and related effects	1,545	(14,555)	6,786	(8,400)
Gain on sale of discontinued operations, net of tax	—	—	(23,314)	(33,524)
Discontinued operations, net of tax	(2,227)	372,677	316,544	173,196
Impact of income taxes and minority interest	(61,082)	(12,513)	(200,770)	(46,336)
Adjusted Net Income	$249,617	$5,180	$265,473	$69,921

Adjusted EPS weighted average shares outstanding	147,871	149,685	147,230	152,872

Adjusted EPS	$1.69	$0.03	$1.80	$0.46

GAAP Basic weighted average shares outstanding	140,520	141,626	139,850	142,843
Options, warrants and RSUs, treasury method	4,273	4,767	4,126	—
Conversion of convertible preferred and convertible notes (if applicable)	—	—	—	—
GAAP Diluted weighted average shares outstanding	144,793	146,393	143,976	142,843
Options, warrants and RSUs, treasury method not included in diluted shares above	—	—	—	6,822
Impact of RSUs and convertible preferred and notes (if applicable), net	3,078	3,292	3,254	3,207
Adjusted EPS shares outstanding	147,871	149,685	147,230	152,872

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended December 31, 2008
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Goodwill impairment	Operating income (loss)
Media & Advertising	$27.4	$—	$(4.9)	$(14.9)	$—	$7.6
Match	28.0	—	(3.1)	(0.1)	—	24.8
ServiceMagic	2.0	(0.3)	—	(0.4)	—	1.4
Emerging Businesses	(13.8)	(0.3)	—	(4.4)	(11.6)	(30.1)
Corporate	(15.5)	(9.8)	—	—	—	(25.3)
Total	$28.1	$(10.4)	$(8.0)	$(19.9)	$(11.6)	(21.8)
Other income, net						308.2
Earnings from continuing operations before income taxes and minority interest						286.4
Income tax provision						(65.9)
Minority interest in losses of consolidated subsidiaries						4.7
Earnings from continuing operations						225.2
Income from discontinued operations, net of tax						2.2
Net earnings available to common shareholders						$227.4

(A) Non-cash compensation expense includes $0.8 million, $0.8 million and $8.7 million which are included in cost of sales, selling and marketing expense and general and administrative expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Media & Advertising	$10.3
Match	2.3
ServiceMagic	0.8
Emerging Businesses	2.5
Corporate	3.0
Total Depreciation	$19.0

	For the twelve months ended December 31, 2008
	Operating Income Before Amortization	Non-cash compensation expense (B)	Amortization of non-cash marketing	Amortization of intangibles	Goodwill impairment	Operating income (loss)
Media & Advertising	$139.6	$—	$(4.9)	$(34.0)	$—	$100.7
Match	91.3	—	(15.1)	(0.7)	—	75.5
ServiceMagic	26.2	(0.7)	—	(1.5)	—	24.0
Emerging Businesses	(35.5)	(1.1)	—	(7.8)	(11.6)	(56.0)
Corporate	(121.5)	(84.7)	—	—	—	(206.2)
Total	$100.1	$(86.5)	$(20.0)	$(43.9)	$(11.6)	(62.0)
Other income, net						155.4
Earnings from continuing operations before income taxes and minority interest						93.5
Income tax benefit						37.7
Minority interest in losses of consolidated subsidiaries						5.8
Earnings from continuing operations						137.0
Gain on sale of discontinued operations, net of tax						23.3
Loss from discontinued operations, net of tax						(316.5)
Net loss available to common shareholders						$(156.2)

(B) Non-cash compensation expense includes $6.7 million, $7.3 million, $72.3 million and $0.2 million which are included in cost of sales, selling and marketing expense, general and administrative expense and product development expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Media & Advertising	$38.1
Match	8.8
ServiceMagic	3.2
Emerging Businesses	8.0
Corporate	12.8
Total Depreciation	$71.1

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended December 31, 2007
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Media & Advertising	$31.4	$—	$(10.8)	$(6.2)	$14.4
Match	20.9	—	(3.9)	(0.8)	16.2
ServiceMagic	2.0	(0.2)	—	(0.4)	1.5
Emerging Businesses	(7.9)	(0.4)	(1.9)	(2.1)	(12.4)
Corporate	(33.2)	(20.7)	—	—	(53.9)
Total	$13.1	$(21.2)	$(16.6)	$(9.4)	(34.2)
Other income, net					35.4
Earnings from continuing operations before income taxes and minority interest					1.2
Income tax benefit					1.0
Minority interest in losses of consolidated subsidiaries					0.5
Earnings from continuing operations					2.8
Loss from discontinued operations, net of tax					(372.7)
Net loss available to common shareholders					$(369.9)

(A) Non-cash compensation expense includes $1.6 million, $1.8 million and $17.8 million which are included in cost of sales, selling and marketing expense and general and administrative expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Media & Advertising	$7.9
Match	2.1
ServiceMagic	0.8
Emerging Businesses	1.6
Corporate	3.6
Total Depreciation	$15.9

	For the twelve months ended December 31, 2007
	Operating Income Before Amortization	Non-cash compensation expense (B)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Media & Advertising	$88.2	$—	$(33.6)	$(24.7)	$29.9
Match	78.4	—	(11.1)	(1.4)	65.8
ServiceMagic	20.8	(0.6)	—	(2.6)	17.6
Emerging Businesses	(7.9)	(1.5)	(4.9)	(7.1)	(21.3)
Corporate	(98.9)	(71.5)	—	—	(170.4)
Total	$80.5	$(73.6)	$(49.7)	$(35.7)	(78.5)
Other income, net					74.4
Loss from continuing operations before income taxes and minority interest					(4.1)
Income tax provision					(2.3)
Minority interest in losses of consolidated subsidiaries					2.0
Loss from continuing operations					(4.4)
Gain on sale of discontinued operations, net of tax					33.5
Loss from discontinued operations, net of tax					(173.2)
Net loss available to common shareholders					$(144.1)

(B) Non-cash compensation expense includes $5.7 million, $6.2 million, $61.6 million and $0.2 million which are included in cost of sales, selling and marketing expense, general and administrative expense and product development expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Media & Advertising	$30.8
Match	7.6
ServiceMagic	2.6
Emerging Businesses	5.4
Corporate	13.5
Total Depreciation	$59.9

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and minority interest, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, (6) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (7) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (8) income or expense reflecting changes in the fair value of the derivative asset associated with the sale of HSE24, (9) impairment of our investment in Arcandor, (10) one-time items, and (11) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures and preferred dividends paid by IAC. In addition, Free Cash Flow excludes tax payments and refunds related to the sale of IAC’s interests in VUE, PRC, HSE24, Jupiter Shop Channel, EPI and an internal restructuring due to the exclusion of the proceeds from these sales from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which will expire on September 30, 2009 if not exhausted before then.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Income or expense reflecting changes in the fair value of the derivative asset created in the sale of HSE24 is excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative are non-operational in nature.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: continuing adverse economic conditions, or the worsening thereof, either generally or in any of the markets or industries in which IAC’s businesses operate, changes in senior management at IAC and/or its businesses, changes in the advertising market, changes in relationships with advertisers, suppliers and third party distribution channels, technological changes, regulatory changes, failure to comply with existing laws, our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services and the ability of IAC to expand successfully in international markets. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC operates more than 35 leading and diversified Internet businesses across 40 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com/.

Contact Us

IAC Investor Relations

Eoin Ryan

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Leslie Cafferty

(212) 314-7280 / 7470

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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SEE IMPORTANT NOTES AT END OF THIS DOCUMENT